Exhibit 10.3

[Letterhead of CA, Inc.]

June 16, 2014

Peter Griffiths

As you now know, on May 12, 2014, you were notified that your employment with CA Canada Company (the “Company”) would be terminated, effective June 30, 2014, for the reasons discussed.

In order to ensure a positive transition, for you and the Company, and to provide separation pay in excess of the Company’s obligations under your employment agreement, dated April 26, 2011 (the “Agreement”), as well as the Ontario Employment Standards Act, 2000 (the “ESA”), we are prepared to provide the following:

1.
Your salary, all applicable benefits and vesting of equity will continue through June 30, 2014 (the “Termination Date”); until the Termination Date, you will be expected to assist with transition issues, on an “as needed basis,” at the reasonable request of the Chief Human Resources Officer.

2.
In accordance with the Agreement, paragraph 5(B), the Company will pay you a lump sum of CDN$1,400,000.00, less applicable deductions and required withholdings, no later than the sixtieth (60th) calendar day following the Termination Date, subject to and conditional upon your agreement to execute and return the enclosed release, waiver and non-competition agreement.

3.
You will also participate in the medical and dental benefits provided by the Company to its active employees (based on the coverage you currently have) until no later than June 30, 2015. If you become eligible for similar coverage through a new employer, you will notify us to terminate this coverage. You will be responsible for the tax associated with this benefit such that the full value will be imputed as income to you for the year in which the benefit is provided. The Company will also offer you Senior Executive Outplacement Assistance for a period of six (6) months at a level commensurate with your position and through an agency chosen by the Company. You may commence the six-month program any time before June 30, 2015. You understand and agree that the Company does not assign any cash value to these services and that you do not have the option of requesting a cash payment in lieu of these services. Further, the Company will continue to reimburse you for reasonable expenses associated with financial planning and tax preparation services provided through June 30, 2015, not to exceed CDN$18,000 in total for the period from April 1, 2014 through June 30, 2015, subject to your submission of invoices for such services to the Chief Human Resources Officer no later than July 31, 2015.

4.
Additionally, you will be eligible to receive a portion of the FY15 annual cash bonus, pro-rated from April 1, 2014 to the Termination Date; the amount of such FY15 annual cash bonus will be determined based on actual performance of the Company as determined by the Compensation Committee and paid at the time such bonus would have otherwise been paid, subject to and conditional upon your agreement to execute and return the enclosed release, waiver and non-competition agreement. You will also be eligible for your FY14 annual cash bonus, based on actual performance of the Company as determined by the Compensation Committee, after the end of the FY14 performance cycle. Determinations made by the Compensation Committee of the actual performance of the Company shall be consistent with that made generally to the executive management team.

5.	Although not required under the Agreement, the Company is also prepared to provide you with a pro-rata portion of your FY13, FY14 and FY15 3-year Performance Share Awards, based on the applicable performance periods completed prior to the Termination Date, again subject to and conditional upon the enclosed release, waiver and non-competition agreement. These shares will be granted after the end of the applicable performance cycle, and will be based upon the actual performance of the Company as determined in the sole discretion of the Compensation Committee consistent with that made generally to the executive management team.

6.
Any unvested Initial Equity Awards (specifically, RSU’s and stock options granted pursuant to paragraphs 4(A) and (B) of the Agreement) will vest upon the Termination Date. In accordance with the Incentive Plan, you will have ninety (90) days from the Termination Date to exercise vested stock options. Any and all other equity will be governed by the terms of the applicable grant agreements and incentive plans.

7.	In addition, as of May 13, 2014, you understand and agree that you will no longer be a participant in the Company’s Change in Control Severance Policy.

8.
In accordance with applicable law and the Company’s Bylaws as in effect from time to time, the Company agrees that it will indemnify you with respect to any action, suit or proceeding to which you are made or threatened to be made a party that arises out of the good faith performance of your job responsibilities with the Company..

Thank you for your service to the Company. We wish you success in your future endeavours.

Sincerely,

/s/ Guy A. Di Lella

Guy A. Di Lella
Chief Human Resources Officer

FINAL RELEASE AND INDEMNITY
IN CONSIDERATION of and subject to the terms outlined in the letter from CA Canada Company, dated June 16, 2014, and attached hereto, I, PETER GRIFFITHS, on behalf of myself, my heirs, successors and assigns (hereinafter collectively referred to as the "Releasor"), hereby release and forever discharge CA CANADA COMPANY, operating as CA TECHNOLOGIES, along with all predecessors, parents, subsidiaries, affiliates and associated organizations and/or companies (including, without limitation, CA, Inc.), together with all respective officers, directors, employees, servants and agents, and their heirs, administrators, executors, successors and assigns (hereinafter collectively referred to as the "Releasee"), jointly and severally, from any and all actions, causes of action, contracts, covenants, whether express or implied, claims, whether statutory, under benefits plans or otherwise, and demands for damages, including disability, life or other insurance and/or benefits claims, indemnity, costs, interest, loss or injury of every nature and kind whatsoever and howsoever arising which I may heretofore have had, may now have, or may hereinafter have, in any way relating to my employment with the Releasee, including the cessation thereof.
AND FOR THE SAID CONSIDERATION, I further covenant and agree to save harmless and indemnify the Releasee from and against all claims, charges, taxes, penalties or demands which may be made by the Minister of National Revenue requiring the Releasee to pay income tax, charges, taxes, or penalties under the Income Tax Act (Canada) in respect of income tax payable by me in excess of income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission and the Canada Pension Commission under the applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by the Releasee in respect of the Releasor.
AND FOR THE SAID CONSIDERATION, I covenant and undertake that I will not file any complaint, including for termination or severance pay, overtime or vacation pay, under the Employment Standards Act, 2000, as amended or under any U.S. federal or state law. It is further agreed that I will not make any application or claim (including any cross-claim, counter-claim or third party claim) or commence any proceeding against any person or corporation who might claim contribution and/or indemnity against the Releasee.
I HEREBY ACKNOWLEDGE THAT the payments made to me herein are in full and final satisfaction of any entitlements I may have pursuant to the Employment Standards Act, 2000, as amended.
AND I FURTHER ACKNOWLEDGE THAT I have not been subjected to any form of discrimination whatsoever and hereby covenant and undertake that I will not commence any complaints or applications, under the Ontario Human Rights Code or under any U.S. federal or state law. It is understood and agreed that this Final Release and Indemnity constitutes a full and final settlement of any existing or possible complaint against the Releasee, under the Ontario Human Rights Code or under any U.S. federal or state law, to the date hereof, arising or in respect of my employment with the Releasee.

AND FOR THE SAID CONSIDERATION, to the greatest extent permitted by law, I release the Releasee from any and all known or unknown claims and obligations of any nature and kind, in law, equity or otherwise, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement. The claims I am waiving and releasing under this Agreement include, but are not limited to, any claims and demands that directly or indirectly arise out of or are in any way connected to my employment with the Releasee or the Releasee's termination of my employment; any claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Releasee.
I UNDERSTAND that subject to and in accordance with applicable law and the Releasee’s Bylaws as in effect from time to time that I am entitled to indemnification from the Releasee with respect to any action, suit or proceeding to which I am made or threatened to be made a party that arises out of the good faith performance of my job responsibilities with the Releasee.
I HEREBY CONFIRM that (a) I did not engage in any illegal, unethical or deceptive conduct in the performance of my job duties with the Releasee, and (b) I am not aware of any illegal, unethical or deceptive conduct that has been committed by any other employee, affiliate, partner or agent of the Releasee.
IT IS HEREBY FURTHER COVENANTED AND AGREED that I will fully comply with the terms of the non-competition agreement, set-out and attached hereto in Appendix “A”.
IT IS UNDERSTOOD AND AGREED that the before mentioned consideration is deemed to be no admission of liability on the part of the said Releasee.
I HEREBY CONFIRM that I have been afforded an opportunity to obtain independent legal advice with respect to the details of the settlement evidenced by this Agreement, and confirm that I am executing this Final Release and Indemnity freely, voluntarily and without duress.
IN WITNESS WHEREOF I have hereunto executed this Release by affixing my hand and seal this 24th day of June, 2014, in the presence of the witness whose signature is subscribed below.

SIGNED, SEALED AND DELIVERED in the presence of
/s/ Willemina Griffiths	/s/ Peter Griffiths
Witness	PETER GRIFFITHS

Appendix A

Non-Competition Agreement

1.
I acknowledge that in my capacity as a senior executive of the Releasee I was privy to a wide range of confidential information. Some examples of the types of confidential information that I learned in my role include (but are not limited to): The Releasee's short-term and long-term business and technology strategy and overall strategic plan; the strategies the Releasee utilized and the strategies the Releasee was developing to compete effectively in the marketplace; information about the Releasee's growth strategy including entities it was considering acquiring or developing strategic partnerships with; information about the Releasee's sales strategies and pricing plans; information concerning existing or prospective customers; and, information about the Releasee's product roadmap.

2.
I agree that the Releasee would be severely damaged if I disclosed confidential information that I learned during my tenure to a competitor or if I accepted a position with a competitor that involved sales or sales-related activities or the development or oversight of corporate or technology strategy. I further acknowledge that it would be impossible for me to work in a sales or strategic position with the Releasee's competitors without inevitably using and/or disclosing confidential information that I learned in my senior executive role with the Releasee. Therefore, in furtherance of my duty of loyalty to the Releasee and to prevent this harm, I promise that until June 15, 2015, I will not:

a.
accept or act in an executive or senior position (as an owner, employee, consultant or in any other capacity) involving sales or sales-related activities, software development or the development or oversight of corporate or technology strategy with any of the following companies or their affiliates, subsidiaries or successors in interest (the “Restricted” Company or Companies): Gartner, BMC, Compuware, HP, EMC, Oracle, VMWare, ServiceNow, Solar Winds, AppDynamics or New Relic. Notwithstanding the above, I understand that after June 15, 2014, the Releasee will permit me to accept employment with a division of a Restricted Company only if (1) such division does not license or lease products or provide services that are competitive with products that are licensed or leased or services that are provided by the Releasee; and, (2) my employment at the Restricted Company will not involve or influence the strategy, software development or sales of any division of a Restricted Company that is competitive with the business of the Releasee. I understand and agree that before accepting such position with a division of a Restricted Company, I must request and receive the written approval of the Releasee’s Chief Human Resources Officer, such approval not to be unreasonably withheld;

b.
solicit, call on, service or induce others to solicit, call on or service any "Customer" for the purpose of inducing it to license or lease a product or purchase a service that competes with a product or service offered by the Releasee. A "Customer," for purposes of this Agreement, is any person or business entity that licensed or leased a Releasee product or purchased a service within the 18 months preceding my Termination Date;

c.
solicit, call on, or induce others to solicit or call on, any "Prospective Customer" for the purpose of inducing it to license or lease a product or purchase a service which competes with a product or service offered by the Releasee. A "Prospective Customer," for purposes of this Agreement, is any person or business entity that I solicited (whether directly or through another employee or agent of the Releasee at my direction) on behalf of the Releasee anytime within the 9 months preceding my Termination Date; and,

d.
solicit or encourage or endeavor to cause, directly or indirectly, any employee or contractor of the Releasee to leave his or her employment or placement with the Releasee, or breach his or her Confidentiality Agreement or employment or placement agreement with the Releasee.

I agree that the foregoing restrictions are severable, reasonable and necessary. I acknowledge that I can harm the Releasee from any geographic location by providing my services or acquired knowledge of the Releasee's confidential information to any of the Restricted Companies.

In exchange for my compliance with the promises set forth in this Non-Competition Agreement, the Releasee has agreed to pay me the amounts set-out in the letter to me, dated June16, 2014, and in my employment agreement, dated April 26, 2011.

3.	This Non-Competition Agreement shall be governed by and, for all purposes, construed in accordance with the laws of Ontario, Canada.

4.
This Non-Competition Agreement shall inure to the benefit of and may be enforced by Releasee, its successors and assigns. I understand and agree that this Non-Competition Agreement is personal to me and I may not assign it.

5.
If the Releasee is successful in a suit or proceeding to enforce any of the terms of this Non-Competition Agreement, I will pay the Releasee’s costs of bringing such suit or proceeding, including its reasonable attorney’s fees and litigation expenses (including expert witness and deposition expenses).

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